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                                  Exhibit 99.1


                     (Speedway Motorsports, inc. letterhead)


                             CONTACT: Lauri E. Wilks
                                  704-455-3239

                             --FOR IMMEDIATE RELEASE

                SPEEDWAY MOTORSPORTS HAS PLACED CONVERTIBLE DEBT
                               IN PRIVATE OFFERING

CONCORD, N.C. (September 27, 1996) -- Speedway Motorsports, Inc. (NYSE:TRK) announced today that it has placed $70 million in aggregate principal amount of Speedway Motorsports' 5 3/4% Convertible Subordinated Debentures due September 30, 2003. The Debentures are convertible into Speedway Motorsports common stock at a conversion price of $31.11 per share. The Debentures are redeemable at the option of Speedway Motorsports on or after September 30, 2000. As unsecured obligations of Speedway Motorsports, the Debentures are subordinated to all of Speedway Motorsports' senior indebtedness whether now existing or hereafter incurred.
         The Debentures and the underlying common stock have not been registered under the Securities Act of 1933 or under applicable state securities laws, and may not be offered or sold absent registration under, or an applicable exemption from the registration requirements of, the Securities Act and applicable securities laws. The Debentures have been offered only to "Qualified Institutional Buyers" (as defined in Rule 144A under the Securities Act) in reliance on a limited number of institutional "accredited investors" within the meaning of Rule

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 501(a)(1), (2), (3) or (7) under the Securities Act.
         The net proceeds from the sale of the Debentures will be used to repay indebtedness, for the construction of Texas International Raceway and for general corporate purposes. This press release shall not constitute an offer to sell or the solicitation of any offer to buy the Debentures

         Speedway Motorsports, the owner and operator of Atlanta Motor Speedway, Bristol Motor Speedway, Charlotte Motor Speedway, Texas International Raceway and 600 Racing, is a leading marketer and promoter of motorsports entertainment in the United States.





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